UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): July 30, 2012

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the six months ended June 30, 2012. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three and six months ended June 30, 2012, was $1,073,000, and $2,091,000, respectively, compared to $603,000 and $1,035,000 for the three and six month periods ended June 30, 2011. The increase in net income for the three month period was primarily related to increases in net interest income and gain on sale of loans. The increase in net income for the six month period was primarily related to increases in net interest income, gain on sale of other real estate owned (OREO) and gain on sale of loans, partially offset by an increase in salaries and benefits. Net interest margin increased to 4.27% for the six months ended June 30, 2012, compared to 3.97% for the same period of the prior year.

Provision for credit losses for the three months ended June 30, 2012, was $300,000, compared to zero in the same period a year ago. Net charge-offs for the current three month period were $99,000 compared to net recoveries of $192,000 for the same period of the prior year. Provision for credit losses for the six months ended June 30, 2012, was $400,000, compared to $500,000 in the same period a year ago. The slight decrease in provision for the six month period is due to improving credit quality as evidenced by decreases in non-performing loans and non-performing assets and a decrease in loans rated substandard. Loans classified as substandard decreased $1,819,000 from year-end 2011 to $32,751,000 at the close of the current quarter.

Non-performing loans totaled $10,216,000 at June 30, 2012, compared to $14,035,000 at December 31, 2011 and $12,958,000 at June 30, 2011. Non-performing assets totaled $16,411,000, or 2.59% of total assets, at June 30, 2012, compared to $21,760,000, or 3.39% of total assets, at December 31, 2011.

Net interest income for the three and six months ended June 30, 2012, increased $365,000 and $730,000, respectively, compared to the same periods of the prior year. The increase is primarily the result of an improvement in funding costs, which reflects a further decrease in rates paid on deposits, partially offset by declining loan yields.

Non-interest income for the three and six months ended June 30, 2012 increased by $1,035,000 and $1,553,000, or 75.33% and 57.43%, respectively, compared to the same periods in 2011. The increase was the result of an increase in gain on sale of loans of $655,000 for the three month period and $901,000 for the six month period due to increased mortgage refinancing activity driven by the low rate environment. Additionally, gain on sale of OREO increased $285,000 and $454,000 for the current three and six month periods, respectively. Non-interest expense for the three and six months ended June 30, 2012 increased $316,000 and $776,000, or 4.79% and 6.09%, respectively, compared to the same periods in 2011. The increase is attributable to increases in salaries and employee benefits related to annual performance and merit increases, coupled with higher commissions paid on the sale of loans held for sale. These expense increases were partially offset by reductions in FDIC assessments and OREO write-downs.

Total assets decreased 1.26% to $633.2 million at June 30, 2012, compared to $641.3 million at December 31, 2011. Decreases in loans, OREO and interest bearing cash were the primary contributors to overall asset decline, which were partially offset by an increase in investments. Total loans, including loans held for sale, were $479.5 million at June 30, 2012, down $9.9 million from $489.4 million at year-end 2011. The decrease in loans was primarily due to a decline of $9.9 million in construction and land development loans and $7.8 million in commercial real estate loans which were largely a result of continued loan payoffs prior to maturity, which we believe are reflective of the current low interest rate environment and economic conditions. These declines were partially offset by a modest increase in commercial and industrial loans and residential real estate loans. The ratio of the allowance for credit losses to total loans outstanding was 2.41%, 2.34% and 2.30% at June 30, 2012, December 31, 2011 and June 30, 2011, respectively.

Capital ratios continue to exceed regulatory requirements for well-capitalized institutions. Tier 1 leverage and total risk based capital ratios at June 30, 2012 for the Company’s subsidiary, Bank of the Pacific, were 10.63% and 15.83%, respectively, compared to 10.35% and 15.05% at December 31, 2011.

Pacific's unaudited consolidated balance sheets at June 30, 2012 and December 31, 2011, unaudited consolidated statements of operations, selected performance ratios, and certain supplemental information regarding nonperforming assets and loan and deposit balances as of and for the three and six months ended June 30, 2012 and 2011, follow.

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Balance Sheets June 30, 2012 and December 31, 2011 (Dollars in thousands) (Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$11,865	$12,607
Interest bearing deposits in banks	26,457	28,525
Investment securities available-for-sale (amortized cost of
$52,471 and $47,015)	53,157	47,652
Investment securities held-to-maturity (fair value of $6,931
and $7,118)	6,871	7,025
Federal Home Loan Bank stock, at cost	3,182	3,182
Loans held for sale	19,771	14,541

Loans	459,715	474,893
Allowance for credit losses	11,064	11,127
Loans, net	448,651	463,766

Premises and equipment	14,765	14,884
Other real estate owned	6,195	7,725
Accrued interest receivable	2,365	2,156
Cash surrender value of life insurance	17,533	17,275
Goodwill	11,282	11,282
Other intangible assets	1,268	1,268
Other assets	9,822	9,366

Total assets	$633,184	$641,254

Liabilities and Shareholders' Equity
Deposits:
Demand, non-interest bearing	$105,368	$108,899
Savings and interest-bearing demand	287,862	286,642
Time, interest-bearing	145,479	152,509
Total deposits	538,709	548,050

Accrued interest payable	773	1,490
Secured borrowings	222	741
Short-term borrowings	3,000	- -
Long-term borrowings	7,500	10,500
Junior subordinated debentures	13,403	13,403
Other liabilities	4,114	3,800
Total liabilities	567,721	577,984

Shareholders' Equity
Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at June 30, 2012 and December 31, 2011	10,122	10,122
Additional paid-in capital	41,353	41,342
Retained earnings	14,142	12,051
Accumulated other comprehensive loss	(154)	(245)
Total shareholders' equity	65,463	63,270
Total liabilities and shareholders' equity	$633,184	$641,254

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Statements of Income Three and six months ended June 30, 2012 and 2011 (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest and dividend income
Loans	$6,551	$6,773	$13,098	$13,598
Investment securities and FHLB dividends	468	516	938	1,032
Deposits with banks and federal funds sold	18	24	36	48
Total interest and dividend income	7,037	7,313	14,072	14,678

Interest Expense
Deposits	748	1,254	1,573	2,619
Other borrowings	159	294	319	609
Total interest expense	907	1,548	1,892	3,228

Net Interest Income	6,130	5,765	12,180	11,450
Provision for credit losses	300	- -	400	500
Net interest income after provision for credit losses	5,830	5,765	11,780	10,950

Non-interest Income
Service charges on deposits	437	466	850	880
Net gain (loss) on sales of other real estate owned	139	(146)	311	(143)
Gain on sales of loans	1,201	546	2,000	1,099
Net gain on sales of investments available-for-sale	89	74	99	184
Other-than-temporary-impairment loss	(35)	(50)	(105)	(243)
Earnings on bank owned life insurance	127	134	258	263
Other operating income	451	350	844	664
Total non-interest income	2,409	1,374	4,257	2,704

Non-interest Expense
Salaries and employee benefits	3,964	3,397	7,722	6,825
Occupancy and equipment	638	641	1,251	1,285
Other real estate owned write-downs	227	422	334	537
Other real estate owned operating costs	178	112	300	204
Professional services	179	225	336	400
FDIC and State assessments	139	183	333	496
Data processing	350	302	693	584
Other	1,235	1,312	2,540	2,402
Total non-interest expense	6,910	6,594	13,509	12,733

Income before income taxes	1,329	545	2,528	921
Provision/(benefit) for income taxes	256	(58)	437	(114)
Net Income	$1,073	$603	$2,091	$1,035

Earnings per common share:
Basic	$0.11	$0.06	$0.21	$0.10
Diluted	0.11	0.06	0.21	0.10
Weighted Average shares outstanding:
Basic	10,121,853	10,121,853	10,121,853	10,121,853
Diluted	10,122,350	10,121,853	10,122,106	10,121,853

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Six months ended June 30,
	2012	2011

Net interest margin (1)	4.27%	3.97%
Efficiency ratio (2)	82.19%	89.96%
Return on average assets	0.66%	0.32%
Return on average common equity	6.47%	3.41%

	As of Period End
	June 30,	December 31,
	2012	2011

Book value per common share	$6.47	$6.25
Tangible book value per common share (3)	$5.23	$5.01

Tier 1 Leverage Ratio	10.64%	10.18%
Tier 1 Risk Based Capital Ratio	14.58%	13.56%
Total Risk Based Capital Ratio	15.84%	14.82%

(1)	Net interest income divided by average earnings assets.
(2)	Non-interest expense divided by the sum of net interest income and noninterest income.
(3)	Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)	June 30, 2012	December 31, 2011	June 30, 2011

Accruing loans past due 90 days or more (1)	$770	$299	$	- -
Non-accrual loans (2)	9,446	13,736		12,958
Total non-performing loans (3)	10,216	14,035		12,958

Other real estate owned and repossessions	6,195	7,725		6,798
Total non-performing assets	$16,411	$21,760		$19,756

Troubled debt restructured loans on accrual status	$127	$398		$398
Non-performing loans to total loans (4)	2.22%	2.96%		2.71%
Non-performing assets to total assets	2.59%	3.39%		3.07%
Allowance for loan losses to non-performing loans	108.30%	79.28%		84.63%
Allowance for loan losses to total loans (4)	2.41%	2.34%		2.30%

(1)	Made up entirely of loans that are fully guaranteed by the United States Department of Agriculture or Small Business Administration.
(2)	Includes $4,289,000, $7,734,000 and $5,555,000 in non-accrual troubled debt restructured loans (“TDRs”) as of June 30, 2012, December 31, 2011 and June 30, 2011, respectively.
(3)	Does not include TDRs on accrual status.
(4)	Excludes loans held for sale.

Loan Composition (in thousands)	June 30, 2012	December 31, 2011

Commercial and industrial	$93,006	$90,731
Real estate:
Construction, land development and other land loans	37,271	47,156
Residential 1-4 family	96,787	90,552
Multi-family	7,968	7,682
Commercial real estate – owner occupied	113,869	118,469
Commercial real estate – non owner occupied	99,795	103,005
Farmland	23,696	23,752
Consumer	7,862	8,928
Less unearned income	(768)	(841)
Total Loans (1)	$479,486	$489,434

(1)	Includes loans held for sale.

Deposit Composition (in thousands)	June 30, 2012	December 31, 2011

Non-interest bearing demand	$105,368	$108,899
Interest bearing demand	119,600	122,160
Money market deposits	102,832	99,031
Savings deposits	65,430	65,451
Time deposits	145,479	152,509
Total deposits	$538,709	$548,050

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: July 30, 2012	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer

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